Exhibit 99.1

Sino Silver Announces Closing of Silver Dragon Transaction and a Supplement to the CITIC
Metal Strategic Cooperation Agreement

April 15, 2005
Vancouver, Canada

Sino Silver Corp. (SSLV:OTCBB) today announced the signing of an Agreement with Silver Dragon Resources Inc. (SDRG:OTCBB) whereby Silver Dragon has acquired 50% of Sino Silver’s interest in the net proceeds from the sale of minerals or the sale of mining rights as a result of the exploration, evaluation and development of the Aobaotugounao property located in the Erbaohuo Silver District in Northern China.

The transaction requires a payment by Silver Dragon of US$350,000 over a two year period, US$150,000 of which has been paid, along with 250,000 shares of restricted Silver Dragon common stock, plus an additional 250,000 shares to be delivered to Sino Silver in one year. In addition, the transaction gives Silver Dragon the option of acquiring 50% of Sino Silver’s interest in the net proceeds from the sale of minerals or the sale of mining rights in one additional property within the region within 30 days on similar terms.

Further to the press release of November 29, 2004, Sino Silver is pleased to announce that it has signed a supplement to the Strategic Cooperation Agreement with CITIC Metal Co., Ltd. (“CITIC Metal”), a subsidiary of China International Trust and Investment Corporation (“CITIC”).

Under the terms of the supplement CITIC Metal and Sino Silver have agreed to establish a Joint Operating Committee, consisting of two designees of CITIC Metal, Mr. Sun Yufeng, President and Mr. Cao Tiezhue, Master and two designees of Sino Silver, Mr. Ian Park, President and J. Randy Martin, Director.

This Committee will review potential acquisitions of producing silver mines and/or feasibility stage silver projects in China and will undertake all legal and technical due diligence in connection with the possible acquisition of such projects. In addition, it will determine the appropriate legal structure for each separate project with equity ownership to be determined on a case by case basis and will negotiate the acquisition of the project if deemed warranted. If either party decides not to participate in any acquisition, then the remaining party may proceed alone or with a third party.

CITIC, established in 1979, is a large transnational conglomerate with 44 subsidiaries located on mainland China, Hong Kong and in other parts of the world. CITIC’s core businesses include finance, energy, manufacturing, real estate and telecommunications. CITIC Metal is one of the few licensed silver importers and exporters in China. CITIC Metal is also involved in the import and export of major metals products such as ferro-niobium, nitrovan ferro-alloy and iron ore.

Certain statements in the news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to plans for future business development activities and prospective financial matters. Such forward looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, general economic conditions, specific factors affecting the silver markets, competition, interest rate sensitivity and exposure to regulatory and governmental requirements and changes, as well as those risks disclosed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

Contact: Skyline Communications, 613-226-9881 or 888-471-7466
www.SinoSilver.com
Email – info@SinoSilver.com